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                                                                  Exhibit (j)(3)


[DECHERT LETTERHEAD]



September 23, 2002


ING Mayflower Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re:   ING Mayflower Trust
      (File Nos. 033-67852 and 811-07978)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 53 to the Registration Statement of ING Mayflower Trust (formerly Pilgrim Mayflower Trust). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert